HORIZON GLOBAL CORPORATION EXECUTIVE RETIREMENT PLAN
Effective as of July 1, 2015

ARTICLE I
COVERAGE

1.1    Establishment of Plan and Effective Date. Horizon Global Corporation (the “Company”) adopts the Horizon Global Corporation Executive Retirement Plan (the “Plan”), effective July 1, 2015 (the “Effective Date”).
1.2    Purpose. The purpose of the Plan is to provide supplemental benefits to a select group of management or highly compensated employees who terminate employment with a vested benefit or retire after the Effective Date under the defined contribution type retirement plan, a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that is sponsored or adopted by the Company from time to time for salaried Company employees (the “Qualified Plan”). The Plan also provides participants with the opportunity to defer compensation that would otherwise be currently payable and taxable to such participants. Plan benefits consist of three parts: (a) a supplemental executive retirement feature that provides each eligible participant with a percent of calendar quarter base pay (the “SERP”); (b) a compensation limit restoration feature (the “CLRP”) that provides each eligible participant with a make-up contribution based on the respective participant’s loss of a full employer contribution under the Qualified Plan due to the annual compensation limit set forth in Code Section 401(a)(17); and (c) an election to defer receipt of amounts earned by a participant in the form of base pay and bonus. The Plan is intended to encourage the continued employment and diligent service of Plan participants.
1.3    Code Section 409A. Benefits under the Plan are intended to be exempt from or in compliance with Code Section 409A, but in no event shall the Company, or affiliate of the Company, be responsible for any tax or penalty owed by a participant or beneficiary with respect to Plan benefits.
1.4    Assumption and Direct Continuation of Payment Obligations for TriMas Plan Benefits. As part of the Plan’s establishment, the terms and benefits under the TriMas Corporation Executive Retirement Program (the “TriMas Plan”) in existence as of the Plan’s effective date of the Plan’s initial Company participants listed on Appendix A to the Plan (the “Initial Participants”), and their continued, assumed benefits are their “Initial Benefits”) have been directly assumed by the Company, with the Company assuming and this Plan representing a continuation of the payment obligations and related terms regarding such benefits under such assumed portion of the TriMas Plan, including terms as to assumed benefit payment obligations that were vested under the TriMas Plan on December 31, 2004, which benefits are intended to be “grandfathered” and exempt from Code Section 409A, and as to which there is intended to be no material modification. The Plan’s initial records include for each Initial Participant his or her Initial Benefits by amount and type as of the Effective Date. All of the Plan’s references to benefits credited for any period prior to the Effective Date apply solely to such Initial Participants and their Initial Benefits. Each Initial Participant shall have no further benefit provided by or otherwise participate in the TriMas Plan on and after the Effective Date.

1.5    Construction. The Plan shall be construed in accordance with Michigan law, except where preempted by federal law and is intended to be construed in a manner that will provide benefits that are exempt from or in compliance with Code Section 409A. It is intended that the Plan shall constitute a “top hat plan” that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, so that the Plan is exempt from the requirements of Parts 2, 3 and 4 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All provisions of the Plan shall be interpreted in accordance with such intentions.

ARTICLE II
COVERAGE

2.1    Covered Employees and Commencement of Coverage. Plan coverage shall be limited to those highly-compensated or management employees of the Company, who:

•	For purposes of the SERP benefit, the Deferral Contributions benefit, are executive officers of the Company; and

•
For purposes of the CLRP benefit, have been paid Base Annual Salary (as defined in Section 3.3(b)) in any calendar year that exceeds the annual compensation limit of Code Section 401(a)(17) under the Qualified Plan. Contributions under the CLRP shall be made on a quarterly basis and shall not commence in any calendar year until a participant’s Base Annual Salary has exceeded the Code Section 401(a)(17) cap for such calendar year.

Coverage under the SERP shall commence immediately upon satisfaction of the eligibility requirements. Coverage under the CLRP commences on the first day of the month after completion of “one year of service,” as defined under the Qualified Plan. Coverage under the Deferral Contributions benefit shall commence on the Effective Date, or if later, the first day of the calendar year after a participant completes an Election Form except as otherwise in Section 3.3(c)(i).
2.2    Cessation of Coverage. An employee shall cease to be covered by the SERP and Deferral Contribution portions of the Plan as an active participant on the earlier of (a) the employee’s date of employment termination, or (ii) the date on which the employee no longer is a Company executive officer. For purposes of the CLRP portion of the Plan, an employee shall not participate in the CLRP benefit during any calendar year in which the employee’s Base Annual Salary does not exceed the Code Section 401(a)(17) limit and shall totally cease upon a participant’s termination of employment. “Termination of employment” for a participant whose Plan benefit was not vested on December 31, 2004, shall be interpreted to mean “separation from service,” as defined under Code Section 409A.
ARTICLE III
BENEFITS

3.1    Account. An unfunded bookkeeping account in the name of each participant shall be established to record the contribution entries on behalf of each participant in the Plan (an “Account”).

3.2    Plan Benefit Amount. A covered employee shall be entitled to either or both retirement benefits described in (a) and (b) below, as applicable, and Deferral Contributions under Section 3.3 if elected; provided, that such retirement benefits as described in (a) and (b) below for an Initial Participant shall also include the corresponding amounts included in his or her Initial Benefit.
(a)    Supplemental Executive Retirement Feature (“SERP”). Quarterly bookkeeping contribution entries shall be made to each eligible participant’s Account based on a set percentage of the participant’s Base Annual Salary (as the participant’s Base Annual Salary may be adjusted from time to time). The percentage is based on the age of the employee at the time of contribution. A participant’s contribution percentage shall be determined as follows:

Participant’s Age (As of the contribution date)	Company Contribution (% of Base Annual Salary)
Less than 40	2%
40 – 49	4%
50 and above	6%

(b)    Compensation Limit Restoration Feature (“CLRP”). Each year, once the Base Annual Salary of an eligible participant exceeds the Code Section 401(a)(17) annual compensation limit for that calendar year, a quarterly bookkeeping contribution entry shall be made to the participant’s Account by applying the designated percentage that the employer would have used for the participant’s employer contribution under the Qualified Plan, to the amount by which the participant’s Base Annual Salary exceeded the Code Section 401(a)(17) annual limit. CLRP contributions shall be credited to a participant’s Account on a quarterly basis.
3.3    Deferral Contribution.
(a)    Election to Defer. A participant may make an election to defer the receipt of amounts earned by the participant during any calendar year in the form of Base Annual Salary and Bonus (as such terms are defined in Section 3.3(b) below). The participant’s intent to defer shall be evidenced by an annual Election Form (as defined in Section 3.3(c)), submitted to the Plan Administrator in accordance with such procedures and time frames as may be established by the Plan Administrator in its sole discretion. Amounts deferred by a participant with respect to a given calendar year shall be referred to collectively as a Deferral Contribution and shall be credited to a Deferral Contribution Account established in the name of the participant; provided, that such Deferral Contribution Account as described here for an Initial Participant shall also include the corresponding amount included in his or her Initial Benefit.
(b)    Definitions and Components of Deferral Contributions.

(i)
Base Annual Salary. A participant may designate a percentage to be deducted from his Base Annual Salary. Such amount shall be withheld, in substantially equal installments, from each regularly scheduled payment of Base Annual

Salary. Each installment shall be adjusted during the calendar year to reflect changes, if any, in the participant’s Base Annual Salary.

(ii)	Bonus. A participant may designate a percentage amount to be deducted from his Bonus attributable to the calendar year.

(iii)
Maximum Deferral. For any calendar year, the Plan Sponsor may permit a participant to defer, pursuant to an Election Form, one or more of the following forms of compensation up to the maximum percentages:

Deferral Category	Maximum Amount
Base Annual Salary	25%
Bonus	100%

(iv)	Definitions.

(A)
“Base Annual Salary” means the base annual compensation payable to a participant by the Company for services rendered during a calendar year (i) excluding Bonus, cash or in-kind perquisites, or other additional incentives or awards payable to the participant, but (ii) before reduction for any Elective Deductions.

(B)
“Bonus” means the amounts earned by a participant for services rendered with respect to a calendar year under any bonus or incentive plan or arrangement sponsored by or participated in by the Company, before reduction for any Elective Deductions, but excluding cash or in-kind perquisites, stock-related awards and other non-monetary incentives.

(C)
“Elective Deductions” means those deductions from a participant’s Base Annual Salary or Bonus for amounts voluntarily deferred or contributed by the participant pursuant to any qualified or non-qualified deferred compensation plan, including, without limitation, amounts deferred pursuant to Code Section 125, 132(f)(4), 402(e)(3) and 402(h), provided, however, that all such amounts would have been payable to the participant in cash had there been no such deferral.

(D)	“Election Form” is defined and the rules pertaining thereto are described in Section 3.3(c) below.
(c)    Election Form. A covered employee who wishes to defer compensation under the Plan must complete an irrevocable Election Form. Each irrevocable Election Form shall: (1) designate the amount of Base Annual Salary and Bonus to be deferred in whole percentages; (2) request that the Company defer payment of the Deferral Contribution to the participant until the distribution date elected by the participant pursuant to Section 3.5 or such earlier date as may be required pursuant to the provisions of the Plan; (3) state the form (lump sum or installments) in which the participant wishes to receive payment of the Deferral Contribution upon distribution; and (4) contain such other provisions as the Plan Administrator deems appropriate. Upon the Plan Administrator’s acceptance of a participant’s Election Form, the participant shall be bound by the provisions of the Plan and the Election Form which is irrevocable and deemed to have assumed the risks of deferral, including, without limitation, the risk of poor investment performance and the risk that the deferrals and any earnings thereon are considered general assets of the Company.

(i)
Deferral Election Must be Made in Calendar Year Before Compensation is Earned. In no event shall a participant be permitted to defer any compensation earned prior to the date such participant’s Election Form has been accepted by the Plan Sponsor. A participant must make an election prior to January 1 of the calendar year for which compensation is to be deferred; provided, however, that upon the initial adoption of the Plan, or upon an employee first becoming eligible to participate in the Plan, a covered employee will be permitted to complete an irrevocable Election Form within 30 days after the later of the effective date of the Plan or his or her eligibility date. A participant cannot change the amount or percentage of the Deferral Contribution or stop making Deferral Contributions at any time during the calendar year except as otherwise permitted by Code Section 409A. Notwithstanding anything in this Section 3 to the contrary, the Plan Administrator, in its sole discretion, may impose additional limitations on the percentage or dollar amount of any participant’s election to defer.

(ii)
Irrevocability of Deferral Election. The provisions of the Election Form relating to a participant’s election to defer Base Annual Salary and Bonus is irrevocable for that calendar year. In addition, the participant’s selection of the time and manner of payment of his Deferral Contribution Account shall be irrevocable except as provided in Section 3.5.

(iii)
Continuation of 2015 Deferral Elections for Initial Participants. An Initial Participant’s existing deferral election under the TriMas Plan shall be continued under the Plan, because such portion of the Plan is a spinoff and continuation of the TriMas Plan.

(d)    Withdrawals Upon Unforeseeable Emergency. A participant may elect, in writing, to withdraw part or all of the participant’s Account attributable to Deferral Contributions, including accumulated earnings, in the event of an Unforeseeable Emergency. An Unforeseeable Emergency means any unforeseeable circumstance that result in severe financial hardship to the participant. Any withdrawal because of an Unforeseeable Emergency shall not exceed the amount required to meet the immediate financial need created by the Unforeseeable Emergency and not otherwise reasonably available from other resources of the participant. The withdrawal may also include an amount for taxes applicable to the withdrawal. Examples of an Unforeseeable Emergency shall include, but shall not be limited to, those financial needs arising on account of a sudden or unexpected illness or accident of the participant, the participant’s spouse or dependent, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A request for a distribution on account of an Unforeseeable Emergency must be made in writing to the Plan Administrator and must specify the nature of the financial hardship, the total amount requested to be distributed and the total amount of the actual expense incurred or to be incurred on account of the severe financial hardship. The withdrawal shall be paid to the participant no later than the end of the calendar quarter following the calendar quarter in which the Plan Administrator receives the properly completed written request for withdrawal and determines that the participant satisfies the criteria for an Unforeseeable Emergency. The Plan Administrator may from time to time change or adopt additional policies or rules governing withdrawals so that the Plan may be conveniently administered and may comply with applicable laws.
3.4    Investment Adjustments. The bookkeeping entry representing a participant’s Account shall be adjusted on a periodic basis to reflect investment earnings and losses. Subject to approval by the Company, each participant may direct the bookkeeping investment of his or her Account to mirror the performance of designated investments under the Qualified Plan (except the any stable value or similar type of designated investment that may be available from time to time under the Qualified Plan). A participant may elect to direct the investment of his Deferral Contributions and accumulated earnings in a different manner than his Account attributable to SERP and CLRP Benefits.
3.5    Timing and Form of Payments.
(a)    Grandfathered Benefits Vested on December 31, 2004.

(iv)
The portion of a participant’s Account that was vested on December 31, 2004 shall be paid at the same time and in the same form as the participant’s benefit payments are made from the Qualified Plan; provided that a participant who is eligible for “retirement” under the Qualified Plan due to (a) attainment of age 65, or (b) attainment of age 55 with five years of service under the Qualified Plan, shall be eligible to receive his or her Plan benefit either in the form of installments under the Qualified Plan, or in a lump sum. A participant who terminates employment prior to “retirement” shall receive Plan benefits in the form of a lump sum. Provided, however, that the portion of a participant’s grandfathered Account attributable to contributions on behalf of service rendered by the participant after December 31, 2004, shall be covered under the provisions of Section 3.5(b) below.

(v)
Notwithstanding 3.5(a)(i), if, upon separation from service, the value of the participant’s Plan benefit when aggregated with the value of the participant’s benefit under any other non-elective account balance plan sponsored by the Company or its affiliates does not exceed the then annual limit set forth in Code Section 402(g)(1)(B) ($18,000 for 2015, as adjusted from time to time for subsequent years), the participant’s balances in all such non-elective account balance plans shall be terminated and liquidated in their entirety, in the form of a lump sum cash payment within 90 days following the participant’s separation from service.

(b)    Unvested Benefits on December 31, 2004 and New Benefits After December 31, 2004.

(i)
For SERP and CLRP Benefits Prior to December 31, 2008. On or before December 31, 2008, any participant whose retirement benefit hereunder was unvested on December 31, 2004, or has had contributions made to his or her Account on behalf of service rendered after December 31, 2004, shall elect the timing and form of payment for the unvested benefit and/or the portion of the Account attributable to service rendered after December 31, 2004. The participant may not elect a distribution commencement date that occurs in 2008 or is earlier than the employee’s separation from service, as defined under Code Section 409A. The available distribution forms include a lump sum payment or annual installment payments, not to exceed 10 years.

(ii)
For SERP and CLRP Benefits After December 31, 2008. After December 31, 2008, an irrevocable initial deferral election for the time and form of payment for SERP and CLRP benefits must be submitted prior to the beginning of the calendar year in which the services are rendered that give rise to the deferred compensation. An exception shall apply when a participant first becomes eligible to participate in the Plan, in which case the submission of an irrevocable election shall not be required until 30 days after the date in which the employee is first eligible to participate (the “Delayed Initial Election Rule”). Notwithstanding the foregoing, if the participant is already eligible to participate in one or more excess benefit plans sponsored by the Company or its affiliates, the Delayed Initial Election Rule shall not apply under this Plan.

(iii)
Participant Deferral Contributions.    Effective for Deferral Contributions made after December 31, 2010, a participant who elects to make Deferral Contributions must complete an annual irrevocable election for the time and form of payment for distribution of Deferral Contributions (and accumulated earnings) pursuant to the rules described in Section 3.3. On each annual Election Form, participant may select a distribution date for the payment of Deferred Contributions made during the year (or subsequent years). Pursuant to a participant’s election, Deferral Contribution Accounts only (but not SERP and CLRP Accounts) may be distributed prior to the date a Participant incurs a separation from service.

(iv)
General Rules. All elections shall be submitted to the Plan Administrator in writing and shall be irrevocable; provided, however, that the employee may change the timing and/or form of payment by submitting a revised election form to the Plan Administrator at least 12 months prior to the date on which the benefit had been scheduled to commence, as long as the revised election form is not effective until 12 months after it has been submitted and specifies that the benefit shall commence no earlier than five years after the commencement date of the prior election.

(v)
Cash-Out of Small Benefits. Notwithstanding a participant’s election regarding the time and form of payment under the Plan, if, upon separation from service, the value of the participant’s benefit, when aggregated with the value of the participant’s benefit under any other non-elective account balance plan sponsored by the Company or its affiliates, does not exceed the then annual limit set forth in Code Section 402(g)(1)(B) ($18,000 for 2015, as adjusted from time to time for subsequent years), the participant’s balances in all such non-elective account balance plans shall be terminated and liquidated in their entirety, in the form of a lump sum cash payment within 90 days following the participant’s separation from service.

(vi)
Delayed Commencement Date. Notwithstanding Section 3.5(b)(i) through 6, all or part of the Plan benefit of a participant who is a “specified employee” under Code Section 409A at the time of the employee’s separation from service, shall be delayed (if then required under Code Section 409A) until the first day of the seventh month following the employee’s separation from service, or the date of the employee’s death, if earlier, unless the employee has elected a payment date that commences on or after the first day of the seventh month following separation from service. Payments that are delayed shall be aggregated and paid in a lump sum on the first day of the seventh month following a participant’s separation from service.

3.6    Vesting. For purposes of the Plan, vesting years of service shall be computed in accordance with the vesting service provisions under the Qualified Plan except that the break in service and forfeiture restoration rules under the Qualified Plan do not apply to the Plan. A participant shall receive credit for vesting service earned prior to the original Effective Date of the Plan or the participant’s commencement of participation in the Plan, if applicable. Payment of the Plan benefits that were vested on December 31, 2004, grandfathered and exempt from Code Section 409A, shall be conditioned upon receipt of benefit payments from the Qualified Plan.
(a)    Deferral Contribution Account. A participant’s Deferral Contribution Account and accumulated earnings or losses shall be 100% vested at all times.
(b)    SERP Account. A participant’s SERP Account benefit shall be 100% vested after five years of vesting service.
(c)    CLRP Account. Vesting of a participant’s CLRP Account is based on the following schedule:

(i)	CLRP contributions made for years 2003 through 2009 are 100% vested after five years of vesting service.

(ii)	CLRP contributions made for years commencing on or after January 1, 2010, are 100% vested after three years of vesting service.
3.7    Taxes and Withholding. At the time a participant first becomes vested in his or her Plan benefit, the Company, shall deduct the employee’s Medicare portion of FICA taxes, based on the value of the participant’s Account on the vesting date. Thereafter, the employee’s Medicare portion of FICA taxes shall be deducted on a periodic basis. Additionally, all such FICA tax withholding made under the TriMas Plan with respect to Plan benefits assumed from the TriMas Plan shall be deemed carried over and credited to each participant with such amounts credited under the Plan. Upon distribution, Plan payments shall be taxed to each participant at applicable income tax rates.

ARTICLE IV
COST OF BENEFITS

4.1    Current Expense. The entire cost of providing benefits under the Plan, including the costs of the Plan Administrator, shall be paid by the Company out of its current operating budget, and the employer’s obligations under the Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to separately fund its obligations under the Plan.
4.2    Option to Fund Informally. Notwithstanding Section 4.1, the Company may, at its sole option, or by agreement, informally fund its obligations under the Plan in whole or in part by a “rabbi trust” or otherwise; provided, however, in no event shall such informal funding be construed to create any trust fund, escrow account or other security for an employee with respect to the payment of benefits under the Plan, other than as permitted under Internal Revenue Service and Department of Labor rules and regulations for unfunded supplemental retirement plans. Furthermore, if the Company decides to informally fund the Plan, in whole or in part, by procuring, as owner, life insurance for its own benefit on the lives of employees, the form of such insurance and the amounts thereof shall be at the Company’s sole discretion, and in no event shall an employee have any incidents of ownership in any such policies of insurance
4.3    Physical Examinations. If a physical examination is required for the Company to obtain insurance for covered employees under Section 4.2, each employee agrees to undergo such physical examinations as may be required by the insurance carrier. Such physical examinations shall be conducted by a physician approved by the Company, at the Company’s expense.

ARTICLE V
ADMINISTRATION

5.1    Plan Administrator and Named Fiduciary. The Plan Administrator and Named Fiduciary of the Plan for purposes of ERISA shall be Horizon Global Corporation, the Plan’s sponsor, whose current business address is 39400 Woodward Avenue, Suite 100, Bloomfield Hills, MI 48304. The

Company has the right to change the Plan Administrator and Named Fiduciary of the Plan at any time, and to change the address and telephone number of the same. The Company shall give each covered employee written notice of any such change in the Plan Administrator and Named Fiduciary, or in the address or telephone number of the same.
5.2    Claims Procedure. The Plan Administrator has the power to interpret all provisions of the Plan and make final determinations concerning the meaning of the Plan and the right of any person to benefits under the Plan.
Each covered employee, or other person claiming through the employee, must file a written claim for benefits with the Plan Administrator as a prerequisite to the payment of benefits under the Plan. Any denial by the Plan Administrator of a claim for benefits under the Plan by an employee or other person (collectively referred to as “claimant”) shall be stated in writing by the Plan Administrator and delivered or mailed to the claimant within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of the initial period.
Any notice of denial shall set forth the specific reasons for the denial, specific reference to relevant provisions of the Plan upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures under the Plan, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination upon review, written to the best of the Plan Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
A claimant whose claim for benefits has been wholly or partially denied by the Plan Administrator may request, within 90 days following the date of such denial, in a writing addressed to the Plan Administrator, a review of such denial. The claimant shall be entitled to submit issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, without regard to whether such information was submitted or considered in the initial determination, and may include a request for a hearing in person before the Plan Administrator. Prior to submitting a request, the claimant shall be entitled to review such documents as the Plan Administrator shall agree are relevant to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice, provided that the fees and expenses of such counsel shall be borne by the claimant
All requests for review shall be promptly resolved. The Plan Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 60 days following receipt by the Plan Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Plan Administrator shall give the claimant written notice of the special circumstances requiring an extension within the initial review period and shall mail his or her decision not later than 120 days after receipt of such request.

5.3    Arbitration. Exhaustion of the claim and claim review procedures of Section 5.2 is prerequisite to any further consideration of a claim. In the event that any claim remains fully or partially unresolved after exhaustion of the claim and claim review procedures of Section 5.2, any remaining dispute shall, within 30 days of the date of the Plan Administrator’s final decision on review, be submitted to arbitration, which shall be the sole and exclusive remedy. The arbitration decision shall be final and binding on the Plan, the Company, the claimant, and any other party involved. All claims shall be arbitrated in Oakland County, Michigan, and the arbitrator shall have the power to compel attendance of witnesses at the hearing. The arbitrator shall be chosen in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect, and the expense of the arbitration shall be shared equally by the Company and the claimant. Each party shall be responsible for such party’s own legal fees and other costs relating to the arbitration proceedings. Any claim shall be deemed waived unless presented within the time limits specified in Section 5.2 and this Section 5.3. The arbitrator shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of the Plan. The arbitrator’s sole authority shall be to interpret or apply the provisions of the Plan. Because arbitration is the exclusive remedy with respect to any claim hereunder, neither the Company, the claimant nor any other party has the right to resort to any federal, state or local court or administrative agency concerning any claim, and the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth. Notwithstanding the foregoing, any decision, award and/or judgment rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. The arbitration provisions hereof shall, with respect to any claim, survive the termination of the Plan.

ARTICLE VI
LIMITATION OF COVERED EMPLOYEE RIGHTS

6.1    No Contract of Employment. The Plan shall not be deemed to create a contract of employment between the Company or any of its affiliates and any covered employee and shall create no right in any covered employee to continue in the employ of the Company or any of its affiliates for any specific period of time, or to create any other rights in any covered employee or obligations on the part of the Company or any of its affiliates, except as are set forth explicitly herein or in a written employment contract. In consideration of Plan coverage hereunder each covered employee shall be deemed to have agreed that the Company or any of its affiliates, as applicable, has the right to terminate the employee at any time, with or without cause, and nothing in the Plan shall restrict the right of any covered employee to terminate employment with the Company or any of its affiliates.
6.2    Unsecured Creditor. The rights of any employee or any person claiming through the employee under the Plan shall be solely those of an unsecured general creditor of the Company. Any employee, or any person claiming through the employee, shall only have the right to receive from the Company those payments as specified herein. Each covered employee agrees that the employee or any person claiming through the employee shall have no rights or interests in any asset of the Company or its affiliates, including any insurance policies or contracts which the Company may possess to informally fund the Plan.

6.3    No Trust. No asset used or acquired by the Company in connection with the liabilities it has assumed under the Plan shall be deemed to be held under any trust for the benefit of any employee, nor shall any such asset be considered security for the performance of the obligations of the Company, but shall be, and remain, a general unpledged and unrestricted asset of the Company, as applicable, except as may be provided by separate agreement and as permitted under Internal Revenue Services and Department of Labor rules and regulations for unfunded supplemental retirement plans.

ARTICLE VII
AMENDMENT OR TERMINATION

7.1    Right to Amend or Terminate Plan. The Company reserves the right to amend the Plan in any manner deemed appropriate by the Board of Directors of the Company or by the Company’s Employee Benefits Committee, and the Company reserves the right to terminate the Plan for any reason and at any time in whole or part by action of its Board of Directors. For purposes of complying with the Code Section 409A grandfathering rules, no Plan feature assumed from the TriMas Plan after the TriMas Plan’s 2008 restatement shall apply to any grandfathered benefits vested hereunder on December 31, 2004, unless the Plan feature specifically states that it applies to such grandfathered benefits.
7.2    Limitations. Notwithstanding Section 7.1, no such amendment or termination shall reduce or otherwise affect the benefits payable to or on behalf of any covered employee that have accrued prior to such amendment or termination without the written consent of the employee (or beneficiary, if applicable). Provided, however, that with respect to benefits not vested on December 31, 2004 under the TriMas Plan that have been carried over and assumed by the Plan, the Company reserves the right to unilaterally amend Plan provisions to the extent necessary to exempt the benefits from or to conform the benefits with the requirements under Code Section 409A. In addition, the complete or partial termination of this Plan, should it occur or be deemed by facts and circumstances to have occurred, shall have the same effect on the vesting of benefits accrued to date under this Plan as in the case of a complete or partial termination of the corresponding Qualified Plan.
7.3    Payment of Benefits Upon Termination. The termination of all or a portion of the Plan as it relates to benefits that were not vested on December 31, 2004 under the TriMas Plan that have been carried over and assumed by the Plan shall comply with the Code Section 409A plan termination requirements. Upon termination or partial termination of the Plan, the Company may elect the method by which benefits vested on December 31, 2004 under the TriMas Plan that have been carried over and assumed by the Plan and accrued through the date of such termination or partial termination shall be provided. Such election may include the payment of the present value of all such accrued benefits directly to covered employees (or beneficiaries, if applicable) or any other method of payment or funding which the Company may, in its sole discretion, determine.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1    Independence of Benefits. Except as otherwise provided herein or pursuant to the terms of any separate agreement with an employee, the benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation, whether by salary, or bonus or otherwise, payable under any employment agreements that now exist or may hereafter exist from time to time between the Company and any of its affiliates and any employee. The Plan does not involve a reduction in salary or foregoing of an increase in future salary by any employee, except for an employee’s election to defer Base Annual Salary and Bonus pursuant to the provisions of the Plan. The Plan does not in any way affect or reduce the existing and future compensation and other benefits of any employee.
8.2    Nonalienation of Benefits. Except insofar as this provision may be contrary to applicable law (such as an order of divorce or separation), no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under the Plan shall be valid or recognized by the Company.
8.3    Payments for the Benefit of Employee. In the event that the Company shall find that any person to whom a benefit is payable under the Plan is unable to care for such person’s affairs because of illness or accident, is otherwise mentally or physically incompetent, or is unable to give a valid receipt, the Company may cause the payments becoming due to such person to be paid to another individual for such person’s benefit, without responsibility on the part of the Company to follow application of such payment. Any such payment shall be a payment on account of such person and shall operate as a complete discharge of the Company from all liability under the Plan.
8.4    Use of Words. Wherever any words are used in the Plan in the masculine gender, they shall be construed as though they also were used in the feminine gender in all cases where they would so apply, and wherever any words are used in the Plan in the singular form they shall be construed as though they also were used in the plural form in all cases where they would so apply, and vice versa.
8.5    Headings. Headings of Sections herein are inserted for convenience of reference. They constitute no part of the Plan and are not to be considered in the construction of the Plan.
8.6    Savings Clause. If any provisions of the Plan shall be for any reason invalid or unenforceable, the remaining provisions nevertheless shall be carried into effect.

ARTICLE IX
DEFINITIONS

Terms capitalized in the text of this Plan shall have the meanings provided for them when they initially appear in the Plan, unless the context requires otherwise. Terms not defined herein shall be construed in reference to the same or similar terms as used in the applicable Qualified Plan.

ARTICLE X
EXECUTION

IN WITNESS WHEREOF, Horizon Global Corporation has caused this Plan, captioned “Horizon Global Corporation Executive Retirement Plan,” as originally effective July 1, 2015, to be executed by its duly authorized officer this 1st day of July, 2015.
HORIZON GLOBAL CORPORATION

By: /s/ Jay Goldbaum

Its: Legal Director and Corporate Secretary

APPENDIX A

LIST OF INITIAL PARTICIPANTS

A. Mark Zeffiro
David G. Rice
Jay Goldbaum
John Aleva